                          EXHIBIT 11


            COMPUTATION OF NET EARNINGS PER COMMON
                  AND COMMON EQUIVALENT SHARE
  For the six months ended February 28, 1997 and February 29, 1996
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
                                     February       February
                                       1997           1996
                                      --------      --------
PRIMARY EARNINGS PER SHARE:
  Shares*


     Average shares outstanding       17,090,832     15,584,157

     Net average additional shares
outstanding
     assuming dilutive stock
options exercised
     and proceeds used to purchase
treasury stock
     at average market price             731,651        149,783
                                      ----------     ----------

     Average number of common and
common
     equivalent shares outstanding    17,822,483     15,733,940
                                      ==========     ==========

  Net Earnings


     Net earnings for primary        $18,388,000     $9,592,000
earnings per share                   ===========     ==========


Primary Earnings Per Share*                $1.03          $0.61
                                     ===========     ==========


*Earnings per share and all share amounts have been adjusted to reflect the three-for-one split of the Common Stock to holders of record May 10, 1996.
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